Exhibit 5.1

July 20, 2006	Mayer, Brown, Rowe & Maw LLP
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Volkswagen Auto Lease Underwritten Funding, LLC
3800 Hamlin Road
Auburn Hills, Michigan 48326

Re:	Volkswagen Auto Lease Underwritten Funding, LLC
Registration Statement on
Form S-3 (No. 333-133770)
Ladies and Gentlemen:
     We have acted as special counsel for Volkswagen Auto Lease Underwritten Funding, LLC, a Delaware limited liability company (the “Transferor”), in connection with a) the preparation of the above-captioned registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and b) the offering of notes (the “Notes”) described in the related preliminary prospectus supplement dated July 17, 2006 and the base prospectus dated July 17, 2006 (collectively, the “Preliminary Prospectus”), which have been filed with the Commission pursuant to Rule 424(b) under the Act. As described in the Preliminary Prospectus, the Notes will be issued on or about August 3, 2006 by Volkswagen Auto Lease Trust 2006-A (the “Issuer”), a trust formed by the Transferor pursuant to a trust agreement between the Transferor and Deutsche Bank Trust Company Delaware, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuer and Citibank, N.A., as indenture trustee.
     In that connection, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes, and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Preliminary Prospectus and the current draft of the Indenture (including the form of the Notes included as an exhibit thereto).
     Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Notes have been duly executed and issued by the Issuer, authenticated by the Indenture Trustee, and sold by the Transferor, and (c) payment of the agreed consideration for the Notes has been received by the Issuer, such Notes will have been duly authorized by all necessary action of the Issuer and will be legally issued and binding obligations of the Issuer and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting
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Volkswagen Auto Lease Underwritten
Funding, LLC
July 20, 2006

creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.
     Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Preliminary Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or this Exhibit.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP